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                                                                   EXHIBIT 10.26

                                AGREEMENT BETWEEN

                    COMPREHENSIVE HEALTH MANAGEMENT, INC. AND

                               INTELLICLAIM, INC.

         This Agreement is made and entered into this 25th day of March, 2003 (the "Effective Date") by and between Comprehensive Health Management, Inc. ("Client"), conducting business at 6800 North Dale Mabry Highway, Suite 268, Tampa, FL 33614 and IntelliClaim, Inc. ("IntelliClaim"), conducting business at 20 Glover Avenue, Norwalk, CT.

         Whereas, Client wishes to use the IntelliClaim Service (as defined herein) to assist Client in a correct coding initiative and overpayment prevention by applying such recognized specific medical and administrative policies as Client wishes to apply to received provider health claims, and

         Whereas, IntelliClaim has the technology and capabilities to implement various overpayment prevention and administrative interventions for Client, and

         Whereas, IntelliClaim is in the business of providing software and services that implement and manage such overpayment prevention and administrative interventions for Client,

         Now, therefore, in consideration of the mutual promises contained in this Agreement, Client and IntelliClaim agree as follows:

I.       Subject Matter and Term

         A. This Agreement covers the provision of professional services and the license of IntelliClaim software to Client and its affiliates. An "affiliate" shall mean any corporation that, directly or indirectly, controls or is controlled by or is under common control with Client. For this purpose, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities or by contract or otherwise.

         B. The initial term ("Initial Term") of this Agreement will commence on the Effective Date and continue for eighteen (18) months. Thereafter, the term of this Agreement shall be automatically extended for successive additional one (1) year terms (each, a "Renewal Term") unless either party provides the other with written notice of

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         such party's intention not to renew the term at least sixty (60)
         calendar days prior to the end of the Initial Term or the then-current Renewal Term, as applicable. The Initial Term and any Renewal Terms are sometimes referred to in this Agreement as the "Term," and the first twelve months during the Initial Term are sometimes referred to in this Agreement as the "First Year."

         C. No section of this contract may take precedence over current or future local, state, or federal law, regulation, or rule. In its performance of this Agreement, each party agrees to comply with all applicable laws and regulations. Either party may request a change to any part of the Agreement if regulatory changes require. Either party may terminate this Agreement without further liability in the event an applicable legal or regulatory change makes performance unlawful without changes to the Agreement that, in that party's reasonable judgment, would substantially eliminate the benefits and purposes of the Agreement as previously executed. A party may not exercise its right under the preceding sentence without first consulting in good faith with the other party to find ways to avoid such termination.

II.      Termination

         A. Client may terminate the Agreement upon sixty (60) days written notice to IntelliClaim at any time during this Agreement for any reason subject to the requirement that it pay the Termination Fee as defined in Exhibit A, if the effective date of such termination occurs during the First Year.

         B. Either party may terminate this Agreement for cause if the other party breaches this Agreement and does not cure such breach within thirty (30) days following written notice from the party not in breach specifying in reasonable detail the breach(es) that the other party is alleged to have committed.

         C. Either party may terminate this Agreement immediately upon written notice to the other party in the event that such other party makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against such other party seeking to adjudicate it to be bankrupt or insolvent, or seeking liquidation, winding up or comparable disposition.

         D. Notwithstanding anything in this Agreement to the contrary, Client shall have the right to terminate this Agreement immediately upon written notice to IntelliClaim if

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         Client determines that IntelliClaim has violated any material term of
         Section VIII of this Agreement. In addition, if Client reasonably believes that IntelliClaim will violate a material term of Section VIII of this Agreement and, where practicable, Client gives written notice to IntelliClaim of such belief within a reasonable time after forming such belief, and IntelliClaim fails to provide adequate written assurances to Client, within a reasonable period of time (and in any event prior to the occurrence of the threatened breach or within ten
         (10) days, whichever is to occur sooner), that it will not breach the cited term of this Agreement, then Client shall have the right to terminate this Agreement immediately.

         E. Upon the expiration or termination of this Agreement for any reason, neither party shall have any further liability or obligation to the other party under this Agreement, except (1) as otherwise expressly provided in Section II.A, and (2) that the provisions of Sections III.D, the first sentence of Section III.E.1, and Sections VI, VII, VIII and IX shall survive any such expiration or termination indefinitely. Furthermore, in the event of the termination of this Agreement for any reason during the First Year, IntelliClaim will immediately refund to Client the portion of any prepaid fees (whether license fees or otherwise) reflecting the balance of the periods for which such fees were prepaid occurring after the effective date of termination (including, without limitation, the balance of the License Fee set forth in Section I.A of Exhibit A hereto.

III.     General Scope of Work

         A. Functionality. The IntelliClaim Service shall recommend processing instructions for Claims that it shall identify as eligible for adjustment based on the business rules adopted by Client. It shall be in Client's sole discretion whether and how to adopt a proposed rule or arrangement. A "Claim" is defined to be a request for payment or a reported encounter received by Client from a provider of services, or from a member seeking reimbursement for such services, comprised of any number of lines, identified by a unique document or transaction number.

         B. Services. IntelliClaim will provide Client and its affiliates with the services described in this Agreement and the Exhibits to this Agreement (the "IntelliClaim Service") at no charge beyond the Service Fee described herein except where expressly provided in this Agreement or the applicable Exhibit.

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         C.       Claim Decisions. Client shall have complete and sole authority and responsibility for final determination of liability on any Claim. Client shall have sole authority for the decision as to which of IntelliClaim's adjustment recommendations are to be accepted on any individual Claim.

         D. Ownership of Data. At all times Client shall retain full ownership of any and all information or data provided by Client to IntelliClaim or learned or obtained by IntelliClaim pursuant to the provision of the IntelliClaim Service pursuant to this Agreement.

         E.       Business Rules.

                      1. IntelliClaim represents and warrants that it offers a set of defensible business rules and interventions to guide Client in determining approvals, denials, adjustments or suspensions of Claims (the "Business Rules"), and that such Business Rules are, and at all times during the Term shall be based on sound, current medical advice and logic. In addition, during the term, IntelliClaim will use its best effort to provide business rules equal to the then-current industry standards. It will be Client's complete and sole authority and responsibility to determine whether and how to adopt any Business Rule; provided, however, that IntelliClaim will assist Client in Client's determination and development of the Business Rules and interventions that Client wishes to apply to the processing of the Claims (the "Client Business Rules"). Both parties acknowledge and agree that the determination of the ultimate Client Business Rules will be in the complete and sole discretion and authority of Client.

                      2. IntelliClaim agrees to inform Client of any new or modified Business Rules no later than IntelliClaim informs any other of its customers.

                      3. The Client agrees to utilize IntelliClaim's change control process (the "Change Control Process") for Client's consideration of new Business Rules, and the implementation of new Client Business Rules once Client has decided (which shall be in Client's complete and sole discretion) whether and how to implement any new Business Rules.

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         F.       Maintenance and Support. IntelliClaim will provide Client with maintenance and support for the Software (as defined herein) to ensure that the Software conforms to the specifications and requirements set forth in documentation and in this Agreement. As part of maintenance IntelliClaim will provide Client with corrections for any deviations in the Software's performance from its documentation or the acceptance criteria specified in this Agreement that are reported by Client. IntelliClaim will also provide Client with any other code corrections, patches, maintenance release, new versions, updates or releases for the Software that IntelliClaim generally provides to its other customers during the Term. IntelliClaim shall provide Client with Help Desk as specified in Exhibit B.

         G. Reports. IntelliClaim will provide reports as described in Exhibit B of this Agreement.

         H. Access to Data. IntelliClaim agrees to restrict dissemination of or access to any reports which Client or any affiliate elects to provide to IntelliClaim or with respect to which IntelliClaim has access (i) to solely those IntelliClaim employees or agents (provided the agents are bound by written obligations of confidentiality covering Client's confidential information) who have a need to know in order for IntelliClaim to perform its obligations under this Agreement, and (ii) as necessary to comply with any applicable law or regulation.

         I. Designated Staff. Both Client and IntelliClaim shall designate individuals from their respective staff who have been trained in and have the authority to view confidential patient data as responsible for coordination and communication between Client and IntelliClaim.

         J. Training. As part of implementing the Software and the IntelliClaim Service for Client, IntelliClaim shall provide training program development or on-site training at Client's facilities, on dates mutually selected by Client and IntelliClaim in connection with the implementation of the IntelliClaim Service by Client, IntelliClaim shall provide three (3) days of training. All such training shall be reasonably sufficient to permit Client and its staff to effectively use the IntelliClaim Service and the Software. A knowledgeable experienced trainer, who shall be selected at IntelliClaim's discretion,

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         shall conduct the training. Additional staff training if requested by
         Client shall be available at the then-current standard hourly fee from IntelliClaim.

         K. Data Links. Client will be operationally and financially responsible for providing data communications links with IntelliClaim. The nature, type and technical aspects of such links shall be mutually agreed upon by IntelliClaim and Client.

         L. Scope of License. IntelliClaim grants Client and its affiliates, during the Term, a nonexclusive, nontransferable (except as permitted under Section IX below), right and license to use the software and documentation specified in Exhibit B to this Agreement (including all new versions, updates, enhancements to base software, maintenance releases and patches for such software and documentation provided during the Term, collectively referred to as the "Software") for Client and its affiliates to use in processing Client's claims and the claims of Client's affiliates (whether the payment of such claims is Client's or Client's customers' liability). Client and its affiliates may reproduce the Software and Software documentation delivered by IntelliClaim as reasonably necessary to use the Software in accordance with this Section. All copies of the Software will be the property of IntelliClaim.

         M. Third Party Processing. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any Exhibits hereto, Client may not use the Software as part of a commercial time-sharing or service bureau operation in which other users' work is processed for the sole purpose of applying the IntelliClaim Business Rules. Using the Software in any other capacity where Client would offer claims processing services to third parties shall be permitted. Client agrees not to reverse engineer, decompile or disassemble the Software.

         N.       Installation and Implementation.

                      1. Within ten (10) days following the Effective Date, the parties will conduct an initiating meeting (the "Kickoff Meeting") that will introduce project team members from each party. The Kickoff Meeting will be used to confirm the mutually agreed upon scope of the implementation.

                      2. Within ten (10) days following the Kickoff Meeting, the parties will mutually agree on an implementation plan (the "Implementation Plan") that will govern the implementation of the IntelliClaim Service. The

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                      Implementation Plan will identify each significant task,
                      responsibilities of each party, deadlines for milestones and task completions and the critical path. Each party will perform its responsibilities under the Implementation Plan in accordance with the schedule set forth in the Implementation Plan.

                      3. All changes to the Implementation Plan will require a written Request for Change, which will be agreed to by Client's assigned project manager and IntelliClaim's project manager before it becomes effective.

                      4. As part of the implementation, Client shall provide no more than one (1) years' worth of historical claim information, in a file format to be mutually agreed upon by IntelliClaim and Client.

         O. External Communications. Subject to its obligations under Section VIII below, Client has the right to communicate processing rules applied to claims to its providers, members, customers, consultants and regulators. In addition, Client will have the right to use the Client Business Rules in web-based or other tools that will permit providers, members, customers, and regulators to prospectively predict the payment decision Client would make as to a possible Claim or for verification of prior rule logic.

         P. Ownership. All rights, title and interest in and to the Software will (as between IntelliClaim and Client) remain with IntelliClaim. Client agrees that IntelliClaim will own any custom enhancements to the Software funded by Client or developed jointly with Client, provided that Client reserves for itself or IntelliClaim grants Client, respectively, a perpetual, royalty-free, world-wide, nonexclusive right and license to use any such enhancements only in conjunction with the Software.

         Q. Turn-Around Time. IntelliClaim represents and warrants that, after the initial 60 days of production processing, all Claims shall be processed by the IntelliClaim Service and returned to Client within four hours from the time that the claims have been received via the agreed upon claim extract process. This turn-around time shall apply for those dates on which the daily volume does not exceed 25,000 claims. With prior notification for the increase in daily volume beyond 25,000 claims, IntelliClaim will have two weeks to adjust its processes to accommodate the increased volume, and the turn-around time requirements contained herein shall then apply after such two-week period. Otherwise,

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         failure to achieve the four hours turn-around will result in the following return to Client of the following amounts, as measured as a percentage of the daily processing fees:

                  - If any claims are returned to Client between 4 and 8 hours from the time received, 10% of the daily fee will be paid by IntelliClaim to Client, where such daily fee is calculated as a pro-rata percentage of all annualized license and service fees.

                  - If any claims are returned to Client between 8 and 24 hours from the time received, 25% of the daily fee will be paid by IntelliClaim to Client, where such daily fee is calculated as a pro-rata percentage of all annualized license and service fees.

                  - If any claims are returned to Client beyond 24 hours from the time received, 50% of the daily fee will be paid by IntelliClaim to Client, where such daily fee is calculated as a pro-rata percentage of all annualized license and service fees.

         IntelliClaim further represents and warrants that it has, and throughout the Term will have, sufficient capacity (including hardware and software capacity) to properly process at least 200% of the average number of Claims made available by Client for processing on a given day of the week during the then-preceding three month period (or, in the case of the first three months following the implementation of the IntelliClaim Service, at least 40,000 Claims per day).

         R. Escrow Option. The Client has the option at any point during the term of this agreement to require that IntelliClaim keep and maintain current a copy of the Source Code in escrow with an escrow agent, for release to Client in the event of the bankruptcy of IntelliClaim, or of its failure to be able to provide, during the term of this lease or any renewals, the services described in this Agreement. The copy of the Source Code placed in escrow shall be reproduced and maintained on media compatible with Client's hardware products and shall be accompanied by full documentation therefore. When a change is made to the Source Code by or on behalf of IntelliClaim during the term of the escrow agreement, the revised Source Code, including the change, shall be delivered to the escrow agent monthly not later than the first week of the month after the change is effected by or on behalf of IntelliClaim. Any fees required for such escrow arrangement will be the sole expense and cost of the Client.

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IV.      Pricing and Fees

         A.       IntelliClaim's fees are as described in Exhibit A.

         B. Client shall pay IntelliClaim within forty five (45) days of receipt of invoice for all fees which are due and invoiced. Interest of one percent (1%) per month will be incurred on overdue payments, other than on payments of any amounts being disputed by Client in good faith.

V.       Audit

         A. Client may audit (or have a third party audit), at its own expense, all source documents and records that form the basis for invoices to Client under this Agreement, and may carry out (or have third parties carry out) any other audits reasonably requested in order to verify IntelliClaim's performance of its obligations under this Agreement (including without limitation those under Section IX below).

         B. Audits shall occur upon reasonable advance written notice of not less than ten (10) business days and shall take place at the auditee's offices during the auditee's regular business hours and subject to the confidentiality requirements of this Agreement.

VI.      Indemnification and Insurance

         A.       IntelliClaim Obligations.

                      1. IntelliClaim shall defend, indemnify, hold and keep harmless Client and its affiliates (including their respective directors, officers, agents, and employees) against all damages, losses, related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, settlement, interest and penalties) and any and all payments by an indemnified party under a settlement agreement approved in writing in advance by IntelliClaim (which approval shall not be unreasonably withheld, conditioned or delayed) arising from or relating to a third party claim against Client or any of its affiliates (or any of their respective directors, officers, agents, or employees) alleging, directly or indirectly, that: (i) IntelliClaim, in its performance of this

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                      Agreement, or any of the Software (including related
                      documentation), services or other deliverables provided by IntelliClaim under this Agreement (including the IntelliClaim Business Rules and, to the extent based on the IntelliClaim Business Rules, the Client Business Rules), has violated or violates any applicable law or regulation; (ii) any of the Software (including related documentation), services or other deliverables provided by IntelliClaim under this Agreement (including the IntelliClaim Business Rules and, to the extent based on the IntelliClaim Business Rules, the Client Business Rules) (when used in accordance with this Agreement) infringes any patent, copyright, trademark, trade secret or other intellectual or proprietary right of a third party; (iii) the Software failed to operate in accordance with its documentation (when used in accordance with this Agreement); (iv) IntelliClaim breached any of its obligations under this Agreement, including without limitation confidentiality obligations or any representation or warranty contained in this Agreement; or
                      (v) IntelliClaim (including any of its employees, subcontractors or agents) committed a negligent or wrongful act or omission.

                      2. The indemnity in Section VI.A.1 above shall not be enforceable if the damage or award is determined to result solely from, and is caused solely by, a negligent or wrongful act or omission of Client.

                      3. In the event that claims under this Section result from acts or omissions by both parties, IntelliClaim's obligation to indemnify Client under this Section VI shall be apportioned to the extent that it is at fault for the claim.

         B.       Client's Obligations.

                      1. Client shall hold and keep harmless and indemnify IntelliClaim (including its directors, officers, and employees) against all damages, losses, related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, settlement, interest and penalties) and payments by IntelliClaim under a settlement agreement approved in advance in writing by Client arising from or relating to a third party claim against IntelliClaim (or any of its

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                      directors, officers, agents or employees) alleging,
                      directly or indirectly, that Client has committed a negligent or wrongful act or omission.

                      2. The indemnification in Section VI.B.1 above shall not be enforceable if the damage or award is determined to result solely from, and is caused solely by, a negligent or wrongful act or omission of IntelliClaim.

                      3. In the event that claims under Section VI.B result from acts or omissions by both parties, Client's obligation of indemnification under this Section VI shall be apportioned to the extent it is at fault for the claim.

         C. Notice. The party seeking indemnification under this Section VI must notify the other party promptly in writing of any suit or claim for which it seeks indemnification and give that party the opportunity to arrange and direct the defense of the matter, and must provide all information and assistance reasonably necessary for such a defense, subject to the limitations and exceptions set forth herein; provided, however, that no failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations under this Agreement except to the extent that the failure or delay is materially prejudicial to the indemnifying party. Within twenty (20) days following receipt of such written notice, but in any event no later than ten (10) days prior to the deadline for any responsive pleading, the indemnifying party shall notify the indemnified party in writing (a "Notice of Assumption of Defense") if the indemnifying party elects to assume control of the defense of such suit or claim. If the indemnifying party delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnifying party shall, subject to the exceptions set forth in the following sentence, have sole control over the defense and settlement of such claim; provided, however, that (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnifying party has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses incurred by such indemnified party in connection with the defense of such claim; provided that the indemnified party shall be entitled to retain and control the

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         defense of such claim, using counsel of its own choice, at the sole cost and expense of the indemnifying party, in the event that (1) conflicts or potential conflicts of interest between the parties so require, (2) such claim involves remedies or disputes other than claims for monetary damages, or (3) the defense or settlement of such claim could impair ongoing business relationships with any material provider of the indemnified party, or with any governmental or regulatory authority. In addition, the indemnifying party shall not be required to indemnify the indemnified party for any amount paid by such indemnified party in the settlement of any claim for which the indemnifying party has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of the indemnifying party, which shall not be unreasonably withheld or delayed in the case of monetary claims. An indemnifying party may withhold consent to settlement of claims of infringement affecting its proprietary rights in its sole discretion. If the indemnifying party does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnified party shall have the right to defend the claim in such a manner as it may deem appropriate, at the cost and expense of the indemnifying party. The indemnifying party shall promptly reimburse the indemnified party for all such costs and expenses upon written request therefore.

         D. Insurance. IntelliClaim shall, for the entire Term, provide and maintain the following types and amounts of insurance coverage: (1) comprehensive general liability insurance, including contractual liability coverage, products-completed operations coverage, personal injury and comprehensive automobile liability insurance, in an amount not less than $1,000,000 per occurrence, and (2) worker's compensation insurance in accordance with all applicable state laws, including employer's liability insurance, in an amount not less than $500,000. IntelliClaim shall, prior to providing services under this Agreement and not less than annually thereafter, provide to Client a certificate of insurance evidencing such insurance coverage and naming Client as an additional insured on the comprehensive general liability insurance policy.

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VII.     Warranties and Limitation on Liability

         A. Warranties. IntelliClaim hereby represents and warrants that the Software will conform to the published literature provided to Client by IntelliClaim and referred to in Exhibit B.

         B. Functional Components: IntelliClaim represents and warrants that the Software performs those functions that are described in the published specifications as referred to in Functional Components in Exhibit B. IntelliClaim will provide maintenance during the term of the agreement as set forth in Section III.F and Exhibit B. In the event that a problem is solely due to Client's program alterations or failure to comply with the terms of this Section VII, then time and expenses associated with such support shall be billed by IntelliClaim at its current applicable rates at the rates indicated in Exhibit A, and paid by Client. IntelliClaim may periodically release new versions of the Software. Client will have the right to use such new versions. IntelliClaim will also periodically send Program Fixes to Client.

                      1. Client shall use commercially reasonable efforts to assist IntelliClaim in placing the Software on line as intended by the Client, and in researching and documenting the circumstances of program malfunctions.

                      2. IntelliClaim similarly warrants all corrections to the Software, including any Software modifications, all of which were applied in accordance with the terms and conditions of this License and Agreement.

                      3. IN NO EVENT SHALL INTELLICLAIM OR CLIENT BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT, WHETHER BASED ON CONTRACT OR TORT, WARRANTY OR OTHERWISE, EVEN IF THEY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR CLAIMS MADE UNDER SECTION VI. FURTHERMORE, EXCEPT FOR CLAIMS MADE UNDER SECTIONS VI, VII, VIII OR IX HEREOF, AND FOR CLAIMS ARISING FROM A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, LIABILITY OF EITHER PARTY FOR ANY AND ALL CAUSES, WHETHER FOR NEGLIGENCE, BREACH OF

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                      CONTRACT, WARRANTY OR OTHERWISE SHALL, IN THE AGGREGATE,
                      NOT EXCEED THE GREATER OF $1,000,000 OR THE FEES PAID HEREUNDER.

         C. IntelliClaim represents and warrants (both as of the date of this Agreement and at all times during the Term) that none of the Software (including related documentation), services or other deliverables provided by IntelliClaim under this Agreement will infringe any patent, copyright, trademark, trade secret or other intellectual or proprietary right of Client or a third party. In the event of any such infringement or alleged infringement, IntelliClaim will (in addition and not in lieu of any other obligations or liabilities IntelliClaim may have under this Agreement) promptly replace the infringing item(s) with non-infringing items having at least the same functionality, obtain the rights from Client or third party for Client to continue using the infringing item(s), or modify the infringing item(s) to make them non-infringing.

         D. IntelliClaim guarantees that the Software will maintain patient data confidentiality and that IntelliClaim will maintain patient data confidentiality while data resides within its physical and electronic boundaries, or in the disposal of any such data.

         E. IntelliClaim warrants that it has accurately implemented defined overpayment prevention rules and interventions. IntelliClaim warrants that all information that describes the origin and details of a specific rule or edit is accurate. IntelliClaim will provide or arrange, at IntelliClaim's sole cost and expense, for expert testimony about business rule origin and logic as requested by Client to support such defenses as Client may require as a result of any health care provider claim against Client arising directly from the operation of the Software.

         F. IntelliClaim warrants and covenants that the services provided under this Agreement will be performed in a professional and workmanlike manner, consistent with industry standards reasonably applicable to such services.

         G. With respect to Client's contractually mandated claims payment, IntelliClaim does not warrant that any specific payment rules identified for Client complies with the requirements of Client's health plan contracts. IntelliClaim does not warrant that any

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         overpayments identified by IntelliClaim and recommended to Client constitute all the identifiable overpayments with respect to any claim or claims.

VIII.    Confidentiality

         A. IntelliClaim hereby agrees that it shall use all data and any information provided to or otherwise learned by it in the performance of this Agreement solely for the purposes of providing the Software and services to Client under this Agreement and revising and modifying the IntelliClaim Business Rules. At no time shall the payment rules or data be used for demonstration unless the demonstration is being performed for Client's employees, subcontractors or agents. Any such information shall be kept confidential and IntelliClaim shall not disclose any such information in any manner whatsoever; provided, however, that IntelliClaim may make such disclosure if such disclosure is required by applicable law and, a reasonable time prior to making such disclosure, IntelliClaim advises Client and gives Client an opportunity to seek an appropriate protective order.

         B. Client hereby agrees that it shall keep the Software (including but not limited to the source code) and the processing logic of how IntelliClaim's claims overpayment prevention rules and interventions are applied confidential and will not disclose any of such information in any manner whatsoever to any third party; provided, however, that (1) Client may make such disclosure if such disclosure is
         (A) required by applicable law and, a reasonable time prior to making such disclosure, Client advises IntelliClaim and gives IntelliClaim an opportunity to seek an appropriate protective order or (B) reasonably required to defend a challenge by a third party as to the validity of any Business Rule, or otherwise to enforce Client's rights under this Agreement, and (2) the foregoing obligations shall not apply to any information that (A) is or becomes publicly available other than as a result of a breach of this Agreement by Client, (B) is rightfully received by Client from a third party and not subject to confidentiality obligations or (C) is in Client's possession prior to the date of this Agreement. Nothing herein shall be construed to limit Client's right to enhance its own claims rules and interventions with those known in the industry and/or developed by it independently of IntelliClaim's confidential information.

         C. Upon termination of this Agreement, each party shall return or destroy any confidential information received from the other under this Agreement to the other. Notwithstanding the return and/or destruction of any confidential information, the parties shall continue to be bound by their respective obligations of confidentiality hereunder.

         D. Each party agrees that it will evaluate the appropriateness of allowing the other party to refer to it in its advertising and sales promotions. The results of such evaluation shall be in the sole discretion of each party. IntelliClaim agrees it shall not, in the course of performance of this License and Agreement or thereafter, use Client's name in any advertising or promotional material or represent that Client is a customer or client of IntelliClaim without the prior written consent of Client.

         E. IntelliClaim acknowledges that the confidentiality of all Patient Medical Information (as defined herein) and records in regards to, but not limited to, data storage, transmission, preservation, printed documentation and electronic access, is to be maintained at all times in accordance with all local, state and federal requirements therefore and the provisions of this Agreement. IntelliClaim may use or have access to Patient Medical Information to carry out the obligations of IntelliClaim set forth in this Agreement or as required by law, subject to the provisions of Sections 2 through 10, below. "Patient Medical Information" shall mean (a) all Individually Identifiable Health Information (as defined herein), whether (i) transmitted by Electronic Media, (ii) maintained in any medium constituting Electronic Media; or (iii) transmitted or maintained in any other form or medium and (b) any Nonpublic Personal Financial Information, as that term is defined by the NAIC Model Privacy of Consumer Financial and Health Information Regulation (2000) issued pursuant to the Gramm Leach Bliley Act. "Patient Medical Information" shall not include (i) education records covered by the Family Educational Right and Privacy Act, as amended, 20 U.S.C. Section 1232g and (ii) records described in 20 U.S.C. Section 1232g(a)(4)(B)(iv).

         F. "Individually Identifiable Health Information" shall mean information that is a subset of health information, including demographic information collected from an individual, and (i) is created or received by a health care provider, health plan, employer, or health care clearinghouse; and (ii) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual;

         or the past, present or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual; and (iii) relates to identifiable non-health information including but not limited to an individual's address, phone number and/or Social Security number.

         G. "Electronic Media" shall mean the mode of electronic transmissions. It includes the Internet, extranet (using Internet technology to link a business with information only accessible to collaborating parties), leased lines, dial-up lines, private networks, and those transmissions that are physically moved from one location to another using magnetic tape, disk, or compact disk media. IntelliClaim shall ensure that its directors, officers, employees, contractors and agents do not use Patient Medical Information received from Client in any manner that would constitute a violation of the Privacy Standards if used in a similar manner by Client. "Privacy Standards" shall mean
         (a) the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, including the Standard for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164, (b) the Gramm Leach Bliley Act and any applicable regulations governing privacy and confidentiality promulgated thereunder, and (c) other federal or state laws or regulations governing the use, disclosure, confidentiality, security or privacy of Patient Medical Information or other personally identifiable information. IntelliClaim shall not use Patient Medical Information for the purpose of creating de-identified information that will be used for any purpose other than to carry out the obligations of IntelliClaim set forth in this Agreement or as required by law.

                  1. Disclosure of Patient Medical Information. IntelliClaim and its directors, officers, employees, contractors and agents shall not disclose Patient Medical Information received from or relating to Client or any of its affiliates other than as is necessary to carry out the obligations of IntelliClaim set forth in this Agreement or as required by law, subject to the provisions of Sections 2 through 10, herein. Patient Medical Information shall not be disclosed in any manner that would constitute a violation of the Privacy Standards if disclosed in a similar manner by Client.

                  2. Safeguards Against Misuse of Information. IntelliClaim agrees that it will implement all appropriate safeguards to prevent the use or disclosure of Patient Medical Information in any manner other than pursuant to the terms and conditions of this Agreement.

                  3. Reporting of Disclosures of Patient Medical Information. IntelliClaim shall, as soon as reasonably practicable and in any event within five (5) days of becoming aware of a loss, a suspected loss, or disclosure of Patient Medical Information in violation of this Agreement by IntelliClaim, its officers, directors, employees, contractors or agents or by a third party to which IntelliClaim disclosed Patient Medical Information pursuant to Section 2 of this Agreement, report any such disclosure to Client's Privacy and Security Officers.

                  4. Agreements with Third Parties. IntelliClaim shall enter into an agreement with any agent, subcontractor or other third party that will have access to Patient Medical Information that is received from, created or received by IntelliClaim on behalf of Client or any of its affiliates pursuant to which such third party agrees to be bound by the same restrictions, terms and conditions that apply to IntelliClaim pursuant to this Agreement with respect to such Patient Medical Information. Under such agreement, the third party shall (a) provide reasonable assurances that such Patient Medical Information will be held confidential as provided pursuant to this Agreement, (b) provide reasonable assurances that such Patient Medical Information will be disclosed only as required by law or for the purposes for which it was disclosed to such third party, and (c) immediately notify IntelliClaim of any breaches of the confidentiality of the Patient Medical Information, to the extent it has obtained knowledge of such breach.

                  5. Access to Information. As soon as reasonably practicable, and in any event within five (5) business days of a request by Client for access to Patient Medical Information about an individual contained in a Designated Record Set, IntelliClaim shall make available to Client such Patient Medical Information for so long as such information is maintained in the Designated

                  Record Set. "Designated Record Set" shall mean a group of records maintained by or for Client that is (i) the medical records and billing records about individuals maintained by or for Client, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for Client to make decisions about individuals. As used herein, the term "Record" means any item, collection, or grouping of information that includes Patient Medical Information and is maintained, collected, used, or disseminated by or for Client. In the event any individual requests access to Patient Medical Information directly from IntelliClaim, IntelliClaim may not deny access to the Patient Medical Information requested. Rather, IntelliClaim shall, within two (2) business days, forward such request to Client.

                  6. Availability of Patient Medical Information for Amendment. As soon as reasonably practicable, and in any event within ten
                  (10) business days of receipt of a request from Client for the amendment of an individual's Patient Medical Information or a record regarding an individual contained in a Designated Record Set (for so long as the Patient Medical Information is maintained in the Designated Record Set), IntelliClaim shall provide such information to Client for amendment and incorporate any such amendments in the Patient Medical Information as required by 45 C.F.R. Section 164.526. In the event that the request for the amendment of Patient Medical Information is made directly to the IntelliClaim, IntelliClaim may not deny the requested amendment. Rather, IntelliClaim shall, within two (2) business days, forward such request to Client.

                  7. Audit. Upon reasonable notice, Client may audit and inspect IntelliClaim's internal practices and the books and records in IntelliClaim's possession for the purpose of assessing IntelliClaim's use and disclosure of Patient Medical Information received from Client or created by IntelliClaim on behalf of Client. Such books and records shall be made available to Client for its audit or inspection during regular business hours.

                  8. Accounting of Disclosures. As soon as reasonably practicable, and in any event within ten business (10) days of notice by Client to IntelliClaim that it has received a request for an accounting of disclosures of Patient Medical Information regarding an individual during the six (6) years prior to the date on which the accounting was requested, IntelliClaim shall make available to Client such information as is in IntelliClaim's possession and is required for Client to make the accounting required by 45 C.F.R. Section 164.528. At a minimum, IntelliClaim shall provide Client with the following information: (i) the date of the disclosure, (ii) the name of the entity or person who received the Patient Medical Information, and if known, the address of such entity or person, (iii) a brief description of the Patient Medical Information disclosed, and (iv) a brief statement of the purpose of such disclosure that includes an explanation of the basis for such disclosure. In the event the request for an accounting is delivered directly to IntelliClaim, IntelliClaim shall within two (2) business days forward such request to Client. It shall be Client's responsibility to prepare and deliver any such accounting requested. IntelliClaim hereby agrees to implement an appropriate record keeping process to enable it to comply with the requirements of this Section.

                  9. Availability of Books and Records. IntelliClaim hereby agrees to make its internal practices, books and records relating to the use and disclosure of Patient Medical Information received from, created or received by IntelliClaim on behalf of, Client available to the Secretary for purposes of determining Client's and IntelliClaim's compliance with the Privacy Standards. "Secretary" shall mean the Secretary of the Department of Health and Human Services.

                  10. Return of Records. At termination of the agreement between Client and IntelliClaim, if feasible, IntelliClaim shall return or destroy all such information received from, created or received on behalf of Client that IntelliClaim maintains in any form and shall not retain any copies of such information, or if such return or destruction is not feasible, extend the protections in this Section 10 to such information and limit further uses and disclosures to those purposes that make the return or destruction of such information infeasible.

                  11. IntelliClaim will at all times encrypt all Claims-related data before transmission to or from IntelliClaim, using encryption software that is compliant with the Privacy Standards and mutually agreed upon by IntelliClaim and Client.

IX.      Other Provisions

         A. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and other agreements, whether written or oral

         B. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and any provision of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor any single or partial exercise of any right power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right power or privilege hereunder.

         C. Affirmative Action. The provisions set forth in U.S. Department of Labor regulations dealing with equal employment opportunity obligations of government contractors and subcontractors, employment by government contractors of Vietnam-era and disabled veterans, and employment of the physically handicapped by government contractors and subcontractors, are incorporated by reference herein and shall constitute additional terms and conditions to which IntelliClaim agrees.

         D. Governing Law. Any disputes, lawsuits, claims or controversies arising out of or relating in any way to this Agreement, including the construction, interpretation or enforcement of this Agreement, shall be governed by, and construed in accordance with and subject to, the laws of the State of Connecticut.

         E. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or via facsimile, or sent by certified, registered or express mail, or by reputable overnight delivery service, postage prepaid, to the parties at the addresses set forth on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be effective upon receipt if delivered personally, upon confirmed transmission if delivered by facsimile, three (3) business days after the mailing date, if delivered via mail, or on the first business day after the mailing date, if delivered via overnight delivery service.

         If to Client:              Comprehensive Health Management, Inc.
                                    6800 North Dale Mabry Highway
                                    Suite 268
                                    Tampa, FL 33614
         Attention:                 William Keena
         Facsimile:                 (813) 290-6258

         With a copy to:            Comprehensive Health Management, Inc.
                                    6800 North Dale Mabry Highway
                                    Suite 268
                                    Tampa, FL 33614
         Attention:                 General Counsel
         Facsimile:                 (813) 290-6210

         If to IntelliClaim:        IntelliClaim
                                    20 Glover Avenue
                                    Box 5610
                                    Norwalk, CT 06856
         Attention:                 Kevin Hickey

         F. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of the Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. The remaining provisions shall be construed so as to effectuate the intent of the parties.

         G. Dispute Resolution. The parties shall meet in an attempt to resolve any controversy or claim arising out of or related to this Agreement including any possible breach of the terms of this Agreement promptly by negotiations between senior executives of the parties who have authority to settle controversy. The disputing party will give the other party written notice of the dispute and its desire to initiate the process provided for in this Section. Within twenty (20) days after receipt of such notice, the receiving party shall submit to the other a written response. Such disputing party notice and receiving party response will include (i) a statement of position and arguments supporting such position and (ii) the name and title of the executive who will represent it in the negotiations. Such executives will meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party's notice and thereafter as soon as they reasonably deem necessary to exchange information and to attempt to resolve the dispute. If the dispute has not been resolved within sixty (60) days of the disputing party's notice, or if either party will not meet within thirty (30) days, either party may initiate binding arbitration of the dispute, which will be finally settled by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, with the Expedited Procedures applying in all cases. Any such arbitration proceeding shall be held in Norwalk, Connecticut. Notwithstanding the foregoing, either party shall have the right to seek injunctive or other equitable relief in any court of competent jurisdiction in the event of any breach of threatened breach of this Agreement by the other party and, without limitation, the parties agree that any violation of Section VIII hereof would cause irreparable harm and that, therefore, the non-breaching party shall be entitled to seek immediate injunctive relief to prevent or redress such violation. For purposes of the preceding sentence only, the parties consent to the exclusive jurisdiction of the state or federal courts located in Fairfield County, Connecticut.

         H. Independent Contractors. In the course of performing under this Agreement, each of the parties will operate as, and have the status of, an independent contractor and will not act as an agent, partner, employee or fiduciary of the other party. Neither party will have the right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied or to bind the other party in any respect whatsoever. Without limiting the generality of the foregoing, IntelliClaim acknowledges that neither it nor any of its employees is an agent or employee of Client, is entitled to any Client employment rights or benefits or is authorized to act on behalf of Client. IntelliClaim shall be solely responsible for any and all tax obligations of IntelliClaim, including but not limited to all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by IntelliClaim.

         I. Binding Effect Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and permitted assigns. Nothing in this Agreement expressed or implied is intended to confer on any person other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         J. Assignment. Neither IntelliClaim nor Client may assign this Agreement without the prior written consent of the other party, which will not be unreasonably withheld or delayed; provided that either party may assign this Agreement to its successor upon written notice to the other party as a result of a merger, reorganization, stock sale, sale of substantially all of its assets or other similar merger, consolidation, acquisition or reorganization.

         K. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         L. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         M. Non-exclusivity. Nothing in this Agreement shall be construed to confer upon IntelliClaim any exclusive rights to perform the services hereunder to Client. Client may contract with other like vendors or expand its own claims review systems at Client's sole discretion.

         N. Force Majeure. To the extent either party's performance is made impossible or delayed due to an act of God, natural disaster or the act or omission of a third party (who is not a contractor, agent, affiliate or otherwise under the control or influence of such party for example, the failure of Client or a Client contractor to perform activities on which IntelliClaim's performance is dependent or a code freeze imposed by Client) (collectively, a "Force Majeure Event"), then such party's performance under this Agreement will be excused to such extent provided that (i) such party takes all commercially reasonable efforts to mitigate the effects of the Force Majeure Event (e.g., work arounds, substitute performance), (ii) promptly notifies the other party in writing of the existence and nature of the Force Majeure Event, the extent to which such party's performance is affected, and the steps such party is taking to mitigate the effects of the Force Majeure Event, and (iii) promptly resumes full performance of its obligations once the Force Majeure Event ceases to continue; provided, however, that if one party's performance is delayed for 15 or more days due to a Force Majeure Event, the other party shall have the right to terminate this Agreement upon written notice to the non-performing party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below.

IntelliClaim, Inc.                   Comprehensive Health Management, Inc.

By:  /s/ Kevin Hickey                By:  /s/ Todd S. Farha
----------------------               -------------------------------------
Kevin Hickey                         Todd S. Farha, President

Date: 4/10/03                        Date: 4/2/03

Address:                             Address:
20 Glover Avenue                     6800 North Dale Mabry Highway
Norwalk, CT  06856                   Suite 268
                                     Tampa, FL 33614
Phone: (203) 847-8553                Phone:
Facsimile: (203) 847-8503            Facsimile:

                                    Exhibit A

                                     Charges

I.       Service Fees.

         A. Initial Twelve Month Limited Use License Fee: The Client will pay IntelliClaim a total License Fee of $127,000 for the licensing of the Software for use by an unlimited number of users, excluding the use of Claims History, and the delivery of services and support by IntelliClaim for the First Year. This fee will be due at contract execution. This includes Professional services necessary for the configuration of the Client's "Base Service Set-up" as specified in II.A. Services requested by the Client that extend beyond the scope of the Base Service Set-up will be available on a time and materials basis.

         B. Rules Utilizing Claims History: The Client will pay IntelliClaim a monthly Service fee of $10,500 per month for the use of IntelliClaim's Operational Data Warehouse to process claims utilizing claims history. This option is available to the Client at any point during the contract term. IntelliClaim will enable the utilization of history upon written request and the Client will have a ninety (90) period to determine if this functionality will be deployed permanently. Once the Client has agreed to activate this functionality on a permanent basis, through the use of a Change Request Authorization(CRA) that will authorize the use of rules across claims, the total monthly fees will be calculated from the initial written request. Thereafter, Client shall have the right to terminate this option at any time upon not less than 90 days' prior written notice to IntelliClaim, in which case the monthly Service fee shall no longer accrue upon the effective date of such termination.

         C. Renewal of Limited License Fee: The Client shall pay to IntelliClaim a total License Fee of $11,000 per month for the remaining six (6) months of the Initial Term (after the First Year), and for any Renewal Terms, for the licensing of the Software for use by an unlimited number of users and the delivery of services and support by IntelliClaim plus service fees for the use of history if that feature is used, and any other fees for services requested by Client. This Fee and subsequent installments shall be payable on a monthly basis for the term of the Agreement within forty-five (45) days following the receipt by Client of an invoice from IntelliClaim for such amount.

         D. RoboCOPS: The Client shall pay to IntelliClaim a service fee of $62,000 for the implementation of a single seat license for the RoboCOPS technology and the application that will provide an automated interface for the IntelliClaim recommendations for use during a twelve
         (12) month period. This fee is due at contract execution. If there is modification to the configuration required by the release number 7.3 upgrade to Client's claim system, or if the integration point for the claims extract process moves from post adjudication to pre-adjudication, IntelliClaim shall provide support for such reconfiguration within this service fee for no charge other than the direct expenses of travel. For the term of this Agreement and any renewals, the Client shall pay to IntelliClaim yearly a license and maintenance fee of $15,000 (pro-rated for any partial year) for support of the RoboCOPS application, which fee shall cover upgrades and basic software maintenance. Custom configuration or modification for Client, other than for the initial configuration or re-installation at a difference point in the claim workflow, will be provided on a time and material basis.

         E. Termination Fee. If Client terminates this agreement prior to the end of the First Year pursuant to Section II.A of the Agreement, Client will pay IntelliClaim a "Termination Fee" equivalent to three months of the License Fee specified in Section A above plus, if Client has activated the use of the Operational Data Warehouse prior to such termination, three months of the service fee specified in Section B above. The Termination Fee will be credited to reduce any amounts IntelliClaim owes Client upon termination (including, without limitation, any amounts due pursuant to Section II.E of the Agreement), with any resulting net amount payable by either party to the other to be due within thirty (30) days following the effective date of termination.

II.      Professional Fees

         A. Professional and Consulting Service Fees. If Client determines a requirement for other services beyond: i.) those described in Base Service Set Up; and/or ii) the hours included as part of the Monthly Service Fee, such services shall be available from IntelliClaim staff on a time and materials basis. The current standard rates are included in the table below Section D.

         B. Approvals. Upon the request of Client, IntelliClaim will provide Client with an estimate of all services to be provided and will ensure availability of resources.

         IntelliClaim shall receive prior written approval before incurral of any such Services Fees.

         C. Travel Expenses. Client agrees to pay reasonable out of pocket expenses incurred by IntelliClaim in connection with services provided under this Agreement, including travel, lodging, and living expenses, and other reasonable out of pocket expenses, provided that any such expenses are approved in advance by Client, and that IntelliClaim provides Client with reasonable documentation thereof. Fees will be become due and payable 45 days from Client receipt of invoice.

         D. Hourly Rates: IntelliClaim will perform all professional services other than those included under the service fee or for implementation in the First Year on a time and materials basis calculated at a 10% discount from the then current hourly rates. The Client will receive notification of any changes to the 2003 Hourly Fee schedule below:

      Resource                                Hourly Rate
      --------                                -----------
Sr. Management                               $         300
Technical Lead                               $         251
Sr. Project Manager                          $         218
Sr. Content Manager                          $         218
Sr. Software Engineer                        $         218
Sr. Systems Administrator                    $         218
Sr. Quality Assurance                        $         218
Project Manager                              $         180
Content Manager                              $         180
Software Engineer                            $         180
System Administrator                         $         180
Quality Assurance                            $         180
Jr. Content Manager                          $         137
Jr. Software Engineer                        $         137
Jr. System Administrator                     $         137
Jr. Quality Assurance                        $         137

                                    Exhibit B

                        IntelliClaim Service and Support

         The IntelliClaim Service includes the technological, service and reporting components described in the Sections below. The use of the Operation Data Warehouse will be limited unless the Client has selected the Rules Utilizing Claim History option. Unless otherwise expressly provided, all features, functionality and services described in this Exhibit are to be provided by IntelliClaim to Client as a part of the basic service covered within a Monthly Service Fee.

III.     Functional Components.

         The functional components of the IntelliClaim Traffic COP Base Service system Version 4.0.2001904SWR are as follows:

         A. Content Configurator: The proprietary interface and dictionary structure, which IntelliClaim personnel accesses for maintenance purposes, comprised of edits and tables of parameters for customizing the Service to be consistent with the business rules of Client.

         B. Operational Data Warehouse: The archive of historical paid claims data optimized for high speed processing of business rules and patterns of the Client's provider and member behavior.

         C. Data Access: Client will have unlimited access to the transactional and data warehouse databases for its own internal business purposes utilizing the standard IntelliClaim products and services. Additionally, Client may request data extraction, custom reports and other specific projects, which would be completed on a time and materials basis.

         D. Rules Engine with Advanced Logic: The proprietary Rules Engine that supports business rules and can involve complex reasoning related to any claim, member, or provider attribute across historical claims data.

         E. Knowledge Packs: The libraries of edits applied by the Rules Engine consistent with the Content Configurator setup. IntelliClaim represents and warrants that the Knowledge Packs currently available to the Client are consistent with what IntelliClaim provides to any of it other clients that pay a standard licensing fee. The standard IntelliClaim fee enables the use of Ingenix Medicode CES edits, CMS Correct Coding

         Initiative edits, and IntelliClaim proprietary edits (the "Initial Knowledge Packs"). Any additional Knowledge Packs that are acquired by IntelliClaim from external sources of content will be made available to Client. If IntelliClaim offers these new Knowledge Packs for no additional fee to its other clients, they will also be offered to Client for no additional fees. If IntelliClaim has to pay a third party a royalty or other per customer fee in order to supply an additional Knowledge Pack to IntelliClaim's customer and IntelliClaim charges its other customers incremental fees for such additional Knowledge Pack, IntelliClaim may offer Client such additional Knowledge Pack subject to Client paying IntelliClaim a mutually agreed fee.

         F. WebCOPS: The browser-based application through which any designated Client user may access a secured website at IntelliClaim to view claims, recommendations and reports. The interface will provide the claim identified with IntelliClaim recommendations, source of rules and if required, the supporting claim information.

         G. Traffic Cop Workflow Manager: A rules based electronic workflow manager that supports the routing of claims to various Knowledge Packs, as well as to internal or external destinations based on requirements for additional review or processing. IntelliClaim will provide the internal routing capabilities and data requirements for Client's use in routing claims between the IntelliClaim Rules Engine and the Client. Any additional Traffic Cop applications, including Client-initiated development of interfaces to other third party review organizations, will be programmed for Client on a time and materials basis.

         H. RoboCOPS: A rules based electronic workflow manager that will provide an automated interface for the IntelliClaim recommendations through the use of the Client's claim system's user interface. IntelliClaim will ensure that RoboCOPS, and/or its configuration by IntelliClaim, will return Claims that had been selected via the claim extract process and produced recommendations from the IntelliClaim Rules Engine into the Diamond claims system, properly matching each Claim to the pending Claim, and unpend such Claims. Such process will occur automatically, without disruption to the Diamond claims system and without requiring the time or attention of Client's personnel.

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IV.      Service Components.

         A. Base Service Set Up: IntelliClaim will provide implementation planning, base system configuration, and initial training during the Implementation Period as defined in the Implementation Plan. Services provided include:

                  1. A mutually acceptable Implementation Plan.

                  2. Configuration and implementation of applicable business rules from the library of rules and edits in the IntelliClaim Knowledge Packs. This includes Type I and Type II rule changes during the Implementation and Pre-production Periods. Development of additional custom rules will be developed on a time and material basis.

                  3. The configuration and implementation of the Functional Components of the IntelliClaim Service required to support applicable business rules. Development of other supporting workflow processes will be provided on a time and material basis; and

                  4. The configuration and implementation of service related reports, which will be web-based and include, but are not limited to, the following:

                  a. Batch Reports

                           (1) Batch Validation Report detailing the status of any Claims that the Service may have failed to process, the reason for any such failure, and the number of claims processed by the Service. This Batch Report will provide an inventory that includes the total number of claims submitted, rejected, processed and the number of recommendation by rule category.

                           (2) Claim Detailed Audit Report listing each specific recommendation made by IntelliClaim

                           (3) Batch Summary Report detailing the number of times a specific rule fired, including an estimated financial savings.

                           (4) Detailed claim listing and status for each batch of claims provided.

                           (5) Batch Processing Report providing detail of receipt, routing and processing of a batch

                  b. COPS Rules Report summarizing the order in which rules are firing, along with rule category and certainty. (current, test, potential).

                  c. Claim Access Audit Report reporting for number of WebCOPS inquiries, identity of users who accessed claims, and the detail of the claim.

                  d.  Savings Reports

                           (1) Batch Savings Report detailing the number of times by business rule IntelliClaim recommendations were applied to the final claim dispositions.

                           (2) Batch Savings Claim Detail Report listing each specific recommendation applied to final claim dispositions.

                           (3)      Weekly and Monthly Savings reports
                                    summarizing the above reports.

                  5. IntelliClaim shall provide account management and project management support to act as the primary point of contacts between Client and IntelliClaim.

                  6.  Training:

                  a. Pre-Production Training: IntelliClaim shall provide training as set forth in Section III.J of the Agreement. Client will designate the number of individuals who will attend each session. Additional staff training shall be available at the then-current standard hourly fee from IntelliClaim.

                  b. Training Materials and Documentation: IntelliClaim shall provide all required materials and documentation for each session. Additionally, IntelliClaim grants Client the right to make an unlimited number of copies, in whole or in part, of the training documentation and other materials IntelliClaim provides Client, including the right to create derivative works based on such training documentation and other materials, solely for Client's internal use during the term of the Agreement.

B.       Support After Base Set Up

                  1. Operations Help Desk: IntelliClaim shall provide 24/7/365 access to support personnel qualified to assist in the recovery and restoration of IntelliClaim service as well as any general user or operational questions. The IntelliClaim Help Desk will be staffed business days from 8 a.m. to 6 p.m. (eastern time) and IntelliClaim support personnel will be available via pager at all other times

                  2. Client will be provided sixty (60) hours per year of professional staff time, exclusive of Account Executive time, for the following services:

                  a. Client Service Support Desk: IntelliClaim will make available to Client the resources of the Client Service Support Desk to ensure the effective operation of the IntelliClaim service, and to respond to Client's inquiries requests to optimize the use of the Service.

                  b. Change Request Development: Client will provide IntelliClaim with the business specifications that comply with IntelliClaim's Change Control Process for any Service, Rule, or Software Change Request After prompt review of the requested change, IntelliClaim will inform Claims Processor into which of the following categories the requested change falls:

                           (1) Type I Rule Changes. Type I changes are defined as changes that involve editing parameters in the configuration files and do not involve programming changes or new programming development. IntelliClaim will be responsible for performing the testing and quality assurance on all Type I Rule Changes and acknowledges that Client will not be responsible, and does not plan to, perform any such activities with respect to any Type I Rule Changes.

                           (2) Type II Rule Changes. Type II changes are defined as changes to rule logic that can be achieved without changing the Base software. IntelliClaim will put Type II Rule Changes through full user acceptance and integration testing prior to delivery to Client to ensure that they do not adversely impact the functionality or operation of the Service.

                           (3) Type III Rule Changes. Type II changes are defined as changes that can only be achieved by programming and implementing code changes to the Base software. IntelliClaim will put Type III Rule Changes through full testing (including regression testing) and quality assurance prior to delivery to Client to ensure that they do not adversely impact the functionality or operation of the Service.

                           (4)      Non-rule Changes: Changes to other
                                    Functional Components, exclusive of the
                                    Rules Engine. Without limiting the
                                    generality of this statement, this includes requested changes to reports, workflow, data structures, or graphical interfaces that are separate from specific rule change requests.

                      Any IntelliClaim professional staff time required to properly implement the IntelliClaim Service or the Software, or to correct any errors, defects or other problems in the IntelliClaim Service or the Software, shall be provided by IntelliClaim at no cost or expense to Client, and shall not count against the 60 hours per year specified above.

                      3. New Versions of Knowledge Packs. IntelliClaim will provide documentation for each new release of a Knowledge Pack. Client will be informed of any new release, update, patch, correction or other new version or enhancement of a Knowledge Pack no later than the same is provided to any other IntelliClaim customer.

V.       Maintenance Times

System availability is exclusive of scheduled downtime for maintenance. IntelliClaim's maintenance will be completed in one window per week of no more than six (6) hours